Exhibit 10.8

EXECUTION VERSION

August 3, 2015

Lawrence Kreider
4611 12th Avenue, Suite 1L
Brooklyn, New York 11219

Re:	Terms of Employment

Dear Larry,

This letter (this “Letter”) sets forth the term of your employment with Clipper Realty L.P., a Maryland limited partnership (the “Company”).

1.	Commencement Date

This Letter is being entered into in connection with the Rule 144A offering (the “Offering”) of the shares of common stock of Clipper Realty Inc., a Maryland corporation (“Parent”). Your employment under this Letter will begin on the date that the Offering closes (the “Commencement Date”). In the event that the Offering is not completed prior to December 31, 2015 or your employment terminates prior to the closing of the Offering, this Letter will be null, void in its entirety and without effect.

2.	Term

Your employment under this Letter will begin on the Commencement Date and will continue until either you or the Company terminates such employment. Your employment with the Company will be for an unspecified duration and constitutes “at will” employment. Your employment may be terminated at any time for any reason or no reason, at the option of you or the Company, subject to the obligations under this Letter. Upon termination of your employment with the Company, at the request of the Company you will promptly resign from any officer position, directorship or any other position in which you act as a fiduciary of or for the Company, Parent or any of their subsidiaries (collectively, the “Group”).

Lawrence Kreider
August 3, 2015

3.	Position and Duties

3.1	Position and Reporting. You will serve the Company and Parent in the position of Chief Financial Officer (your “Position”). In those capacities, you will report directly to the Company’s Chief Executive Officer. You understand, acknowledge and agree that you will be employed by the Company but will be providing services to both the Company and, to the extent appropriate or necessary, Parent.

3.2	Duties and Responsibilities. You are required to perform the duties that are customarily associated with and appropriate to the Position, or which are delegated to you, from time to time, by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”). Unless otherwise designated by the Company’s Chief Executive Officer or the Board, you will primarily perform such duties at the Company’s office in Brooklyn, New York (your “Primary Work Site”), subject to required travel where appropriate to execute such duties and such other terms and conditions provided in this Letter.

3.3	Performance. You will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Letter to the best of your ability. Unless you have the Company’s written consent, you may not: (i) engage in any activities, including but not limited to directorships or personal business activities, where a conflict might arise as between those activities and the Group’s interests; or (ii) perform any other work which interferes with your ability to perform your duties for the Group, whether or not a conflict of interest might arise as between that other work and the Group’s interests. You also understand, acknowledge and agree that you will comply with the Investment Policy while you are employed by the Company.

4.	Compensation

4.1	Salary. Your annual base salary is $325,000 (as may be increased or decreased from time to time, your “Salary”), payable in accordance with the Company’s normal practices for senior executives. The Compensation Committee of the Board will review your Salary at least annually and may increase it at any time for any reason. However, your Salary may not be decreased at any time (including after any increase) other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives, and any increase in your Salary will not reduce or limit any other obligation to you under this Letter.

4.2	Future Annual Cash Bonus. Beginning with the calendar year ending December 31, 2015, you will be entitled to earn an annual cash incentive bonus (your “Bonus”) for each calendar year of the Company ending during your employment (for the avoidance of doubt, your Bonus for 2015 will not be subject to proration). Your target Bonus opportunity will be 46% of your Salary (e.g., $150,000 for 2015), and your actual Bonus will range from 0% to 100% of your target bonus opportunity based on actual performance against performance metrics established by the Compensation Committee of the Board and be paid within two and one half months after the end of the calendar year to which it relates. The Compensation Committee of the Board, in its sole discretion, will establish the specific performance targets for each calendar year. Your Bonus will be subject to the terms of the Group plan under which it is awarded (including applicable performance metrics and any deferral requirements) and any Group clawback or recoupment policy in effect from time to time. You expressly agree to comply with any such policy in all regards.

Lawrence Kreider
August 3, 2015

4.3	Equity Awards. You will be granted, in connection with the Offering, a one-time award of restricted LTIP units with a value of $630,000 (the “144A Grant”), based on the Offering price of $13.50 per share. The 144A Grant will be granted on or as soon as practicable following the closing of the Offering and will cliff vest on the third anniversary of the grant date. Your 144A Grant will be subject to the terms of the Parent equity plan under which it is granted and to the terms of the applicable award agreement.

Beginning in 2016 and for any future calendar years during your employment, you will be eligible to receive a long-term incentive compensation award (“LTI Award”) in form, including vesting restrictions, and amount determined in the sole discretion of the Board (or the Compensation Committee of the Board). Your LTI Awards, including the LTI Award granted in 2016, will be subject to the terms of the Parent equity plan under which it is granted and the applicable award agreement.

5.	Benefits

During your employment, you will be entitled to participate in each of the Group’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that generally provided to other senior executives of the Group. You will be entitled to paid time off and other types of leave on a basis that is at least as favorable as that provided to other senior executives of the Group. You will be reimbursed for all reasonable business and entertainment expenses incurred by you in performing your responsibilities under this Letter that are submitted in accordance with the Group’s policy.

6.	Indemnification and Advancement of Expenses

To the extent permitted by law and subject to the Parent’s articles of incorporation and bylaws, the Company will indemnify you against any actual or threatened action, suit or proceeding against you, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Group during your employment. In addition, to the extent permitted by law and subject to the Parent’s articles of incorporation and bylaws, the Company will advance or reimburse any expenses, including reasonable attorney’s fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 6. However, you agree to repay any expenses paid or reimbursed by the Company if it is ultimately determined that you are not legally entitled to be indemnified by the Company.

Lawrence Kreider
August 3, 2015

7.	Company Property

7.1	All material, including but not limited to written material whether in hard copy or electronic format, created by you or which comes into your possession or control in the course of your employment with the Group, is the property of the Group.

7.2	When your employment with the Company ends, or when otherwise directed by the Company, you must return all of the Group’s property in your possession or control including, but not limited to, all material (whether written material in hard copy or electronic format), keys, access cards, vehicles owned or leased by the Group, phones, computers or discs. When directed by the Company, instead of returning such property to the Group, you must destroy it and certify in writing to the Company that you have done so.

7.3	You agree that any intellectual property created or developed by you (whether by yourself or with others) in the course of your employment with the Group will belong exclusively to the Group. By signing this Letter you: (i) assign to the Group all rights in any intellectual property (including all rights of copyright and patent) created or developed by you (whether by yourself or with others) in the course of your employment, including the right to develop, make, use, sell, license or otherwise benefit from the intellectual property; and (ii) agree to execute any documents necessary or desirable to give effect to your obligations in this Section 7.3.

7.4	You consent to the Group doing or omitting to do anything that would otherwise infringe your rights in any copyright works created or developed by you (whether alone or with others) in the course of your employment with the Company.

8.	Confidential Information

8.1	You agree that during your employment with the Company, and after your employment with the Company ends, you must not use or disclose to any person any Proprietary Information which you acquire during your employment with the Company, except if that use or disclosure is in the proper course of your employment for the Group’s benefit, with the Company’s written consent, or as required by law. You agree that during your employment you will use your best endeavors to maintain proper and secure custody of any Proprietary Information and to prevent the publication, use or disclosure of any Proprietary Information, including by a third party.

“Proprietary Information” means confidential or proprietary information, knowledge or data concerning (i) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (ii) any other matters relating to the Group and (iii) any matter relating to clients of the Group or other third parties having relationships with the Group. Proprietary Information includes (i) information regarding any aspect of your tenure as an employee of the Group or the termination of your employment, (ii) the names, addresses, and phone numbers and other information concerning clients and prospective clients of the Group, (iii) investment techniques and trading strategies used in, and the performance records of, client accounts or other investment products, and (iv) information and materials concerning the personal affairs of employees of the Group. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Letter.

Lawrence Kreider
August 3, 2015

8.2	These obligations do not apply to Proprietary Information which is publicly available, unless that information is publicly available because you have, directly or indirectly, breached any of your obligations with respect to that information. If it is uncertain whether any information is publicly available, the information is deemed not to be publicly available, unless the Company informs you in writing to the contrary.

8.3	Nothing in this Letter prohibits you from providing truthful testimony concerning the Group to governmental, regulatory or self-regulatory authorities, including your right to make disclosures under the whistleblower provisions of federal law or regulation, so long as you give the Company written notice of such testimony (if legally permitted) as soon as practicable under the circumstances to enable the Group to seek a protective order, confidential treatment or other appropriate relief and cooperate with the Group in seeking to do so.

9.	Termination of Employment

9.1	Related Definitions.

(a)	“Cause” means the occurrence of any of the following: (i) your conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction; (ii) your engagement in gross misconduct that causes material financial or reputational harm to the Group; (iii) your material violation of this Letter or any written Company policy (including, but not limited to, the Investment Policy) or (iv) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by your job description or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your duties or responsibilities, in each case as an employee of the Group. The Group may place you on unpaid leave for up to 60 consecutive days while it is determining whether there is a basis to terminate your employment for Cause.

(b)	“Disability” will have the meaning provided in the Group’s disability policy, as may be amended from time to time.

9.2	Without Cause. If the Company terminates your employment without Cause, subject to Section 9.5, the only further obligations the Group will have to you are:

(a)	The Company will:

Lawrence Kreider
August 3, 2015

(i)	within 30 days of your termination, pay you (A) your unpaid Salary; (B) your Salary for any accrued but unused paid time off; and (C) reimbursement of any business expenses submitted in accordance with the Group’s policy; and

(ii)	provide to you, in accordance with the then-existing employee benefit plans, policies and practices of the Group, all other accrued and vested benefits

((i) and (ii) together, your “Accrued Compensation”).

(b)	The Company will pay you your Earned Bonus, as hereinafter defined, at the time such Earned Bonus would otherwise have been paid had your employment not ended. Your “Earned Bonus” means any earned but unpaid Bonus for any calendar year ending before the end of your employment and, to the extent it has not been determined before the end of your employment, determined based on actual performance consistent with this Letter and the Group plan under which it was awarded.

(c)	The Company will pay you your Prorated Bonus, as hereinafter defined, at the time such Prorated Bonus would otherwise have been paid had your employment not ended. Your “Prorated Bonus” means the Bonus for the calendar year in which your termination occurs based on the actual performance of the Company consistent with this Letter and the Group plan under which it was awarded, and prorated for the number of days you worked for the Company during such year.

(d)	The Company will pay you cash severance under, and pursuant to the terms of, the Company’s general severance plan or policy as in effect on your termination date (the “Severance Payment”).

(e)	The Company will, at the Company’s election, either (i) continue to provide to you benefits under the Company’s group health insurance, vision and dental plans at the level provided to you immediately prior to your termination date through the 12-month anniversary date of such termination date, at which time you may be eligible to elect to continue health care and dental coverage under COBRA, or (ii) pay you a lump-sum cash payment equal to 12 times the monthly COBRA cost of continued health and medical coverage for you and, as applicable, your covered spouse and/or dependents at the level provided to you immediately prior your termination date, with such payment grossed up for applicable taxes.

(f)	Any outstanding LTI Awards and the 144A Grant will continue to vest on the vesting date(s) specified in the applicable award agreement, as if you had remained employed through such date(s), subject to your continued compliance with the restrictive covenants contained in Sections 8 and 11 of this Letter and in any other agreement with the Group.

Lawrence Kreider
August 3, 2015

9.3	For Cause or Resignation for Any Reason. If the Company terminates your employment for Cause or you terminate your employment for any reason, the Company will pay you your Accrued Compensation. The Group will have no further obligations to you, and you will forfeit your Earned Bonus, Prorated Bonus, and any unvested portion of your LTI Awards and 144A Grant.

9.4	Death or Disability. If your employment terminates as a result of your death or Disability, the only further obligations the Group will have to you are: (i) the Company will pay you your Accrued Compensation, your Earned Bonus and your Prorated Bonus, and (ii) your LTI Awards and 144A Grant will vest in accordance with the terms of the applicable award agreement, subject to your continued compliance with the restrictive covenants contained in Sections 8 and 11 of this Letter and in any other agreement with the Group.

9.5	Release. Notwithstanding anything to the contrary, the Company will not be required to make the payments and provide the benefits in Sections 9.2 (other than the Accrued Compensation) unless you execute and deliver to the Company an agreement releasing from all liability each member of the Group and any of their respective past or present officers, directors, employees or agents (the “Release”). For the avoidance of doubt, the parties acknowledge that your right to elect COBRA coverage is not subject to your execution of a Release. The Release will be in the form normally used by the Company for senior executives at the time and will be provided to you no later than two days after your separation from service, and must be executed by you and become effective (i.e., the period for revocation must have expired) and not be revoked by you by the 55th day following your separation of service (the period following your termination until the Release becomes effective, the “Release Period”). Any payments or benefits that would have been paid or provided to you during the Release Period will be paid or provided on the next regularly scheduled Company payroll date following the Release Period.

9.6	If you violate any of the restrictive covenants contained in Sections 8 and 11 of this Letter, you will (i) forfeit any LTI Awards and the 144A Grant to the extent that they have not vested at the time of such violation and (ii) forfeit any unpaid Severance Payment. Nothing in this Section 9.6 will be construed as prohibiting the Company from pursuing any other remedies available to it in the event of a violation of Sections 8 or 11.

10.	Deductions

Either during your employment or when your employment with the Company ends, you authorize the Group to deduct any amount of money that you owe the Group from any amount of money the Group owes you.

11.	Post-Employment Obligations

11.1	Non-Competition and Non-Solicitation. You agree that during your employment with the Group and for a period of 12 months from the date your employment with the Group ends for any reason, you must not, without the Company’s prior written consent (a) engage in a Competitive Enterprise or (b) directly or indirectly (including via a corporate entity) Solicit or entice, or endeavor to Solicit or entice, from the Group any officer or employee of the Group with whom you have had direct or indirect contact or dealings, or knowledge of, during the 12 months prior to your termination date.

Lawrence Kreider
August 3, 2015

11.2	Related Definitions.

(a)	“Competitive Enterprise” means any (i) multi-family or commercial property located in the metropolitan New York City area or (ii) business enterprise that holds a 25% or greater equity, voting or profit participation interest in any such property; provided that a Competitive Enterprise will not include (1) any “Excluded Assets” (as defined in the Investment Policy) or (2) any investment opportunity which has been offered to the Company and the Board (or an independent committee of the Board), and either (A) such offeree has determined that the Company will not pursue such investment opportunity or (B) such offeree has not responded to indicate that the Company shall pursue such investment opportunity within 30 days after such offer was made.

(b)	“Solicit” means any direct or indirect communication, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

11.3	Notice to New Employers. Before you either apply for or accept employment with any other person or entity while Section 11.1 is in effect, you will provide the prospective employer with written notice of the provisions of this Section 11 and will deliver a copy of the notice to the Company.

11.4	Future Cooperation. You agree that, upon the Company’s reasonable request following your termination of employment, you will use reasonable best efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Group arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Group, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

11.5	Non-Disparagement. You agree that you will not at any time publicly disparage or encourage or induce others to publicly disparage the Group (or any of its employees, officers, directors, shareholders, owners, representatives, independent contractors, agents, businesses or services) and/or engage in any conduct that is in any way injurious to the reputation or interests of the Group, including without limitation, any negative or derogatory statements or writings.

Lawrence Kreider
August 3, 2015

11.6	Your Importance to the Group and the Effect of this Section 11. You acknowledge that:

(a)	In the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will profit from the goodwill associated with the Group. In light of your access to Proprietary Information and your importance to the Group, if you compete with the Group for some time after your employment, the Group will likely suffer significant harm. In return for the benefits you will receive from the Group and to induce the Group to enter into this Letter, and in light of the potential harm you could cause the Group, you agree to the provisions of this Section 11. The Company would not have entered into this Letter if you did not agree to this Section 11.

(b)	This Section 11 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with clients. You acknowledge, however, that complying with this Section 11 will not result in severe economic hardship for you or your family.

12.	Effect of 280G Excise Tax

12.1	In the event that the payments and other benefits provided for in this Letter or otherwise payable to you (collectively, “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and (ii) but for this Section 12.1, would be subject to the excise tax imposed by Section 4999 of the Code, then your Benefits will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such Benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greatest amount of Benefits. The Benefits to be reduced under this Section 12.1 will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Benefits would have been made to you.

12.2	The determinations to be made with respect to Section 12.1 will be made by a certified public accounting firm (the “Accountant”) designated by the Company. As part of such determinations, the Accountant will conduct a valuation of any restrictions on your ability to compete. The Company will be responsible for all charges of the Accountant.

13.	Section 409A

13.1	This Letter is intended to comply with Section 409A of the Code (“Section 409A”) to the extent it is subject thereto, and the Letter will be interpreted on a basis consistent with such intent. If and to the extent that any payment or benefit under this Letter, or any plan, award agreement or arrangement of the Group, constitutes “non-qualified deferred compensation” subject to Section 409A, such payments and benefits may only be made or satisfied under this Letter upon an event and in a manner permitted by Section 409A. Each payment of compensation under this Letter will be treated as a separate payment of compensation for purposes of Section 409A to the extent Section 409A applies to such payments.

Lawrence Kreider
August 3, 2015

13.2	Notwithstanding anything in this Letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A, (i) if payment of any amounts under this Letter is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts will be delayed as required by Section 409A and will, subject to Section 9.5, be paid in a lump sum payment within fifteen days after the end of the six-month period and (ii) in the event any equity-based awards held by you that vest upon termination of your employment constitute “non-qualified deferred compensation” subject to Section 409A, the delivery of shares or cash (as applicable) in settlement of such awards will be made on the earliest permissible payment date (including the date that is six months after separation from service pursuant to Section 409A) or event under Section 409A on which the shares or cash would otherwise be delivered or paid. If you die during the postponement period prior to the payment of any amounts or benefits or delivery of shares, the amounts and entitlements delayed on account of Section 409A will be paid or provided to the personal representative of your estate within 60 days after the date of your death.

13.3	All payments to be made upon a termination of employment under this Letter that constitute “non-qualified deferred compensation” subject to Section 409A may only be made upon a “separation from service” under Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Letter will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

14.	Dispute Resolution

14.1	Mandatory Arbitration. Subject to the provisions of this Section 14, any dispute involving your employment or this Letter will be finally settled by binding arbitration in the County of Manhattan administered by the American Arbitration Association, the FINRA, JAMS/Endispute, or any other similar association mutually agreed to by the Company and you. The award of the arbitrators will be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. This procedure will be the exclusive means of settling any disputes that may arise under this Letter. Each party will bear its own attorney’s fees and legal expenses and will share equally the fees and expenses of the arbitration; provided that if you prevail on any material issue (as determined by the arbitrators), the Company will reimburse you for reasonable attorney’s fees and legal expenses incurred in connection with such claim.

Lawrence Kreider
August 3, 2015

14.2	Injunctions and Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of Manhattan to enforce any arbitration award under Section 14.1. Also, the Group may bring such an action or proceeding, in addition to its rights under Section 14.1 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 8 and 11. You agree that (i) your violating any part of Sections 8 and 11 would cause damage to the Group that cannot be measured or repaired, (ii) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (iii) no bond will need to be posted for the Group to receive such an injunction, order or other relief, (iv) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate and (v) that the General Counsel of the Company is irrevocably appointed as your agent for service of process in connection with any such action or proceeding (the General Counsel will promptly advise you of any such service of process).

14.3	Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any dispute involving your employment or this Letter.

14.4	Governing Law. This Letter is governed by the laws of the State of New York.

15.	General Provisions

15.1	Effect on Other Agreements. This Letter is the entire agreement between you and the Company with respect to the relationship contemplated by this Letter and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Letter. In entering into this Letter, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Letter.

15.2	Withholding. You and the Group will treat all payments to you under this Letter as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

15.3	No Mitigation. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Letter, and those amounts will not be reduced if you do obtain other employment.

15.4	Survival. Upon any termination of your employment with the Group or of this Letter, this Letter will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements in Sections 8 and 11.

15.5	Notices. All notices, requests, demands and other communications under this Letter must be in writing and will deemed given (i) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or facsimile transmission (with confirmation) outside normal business hours or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 15.5):

Lawrence Kreider
August 3, 2015

If to you, then to your last address on the payroll records of the Company unless otherwise directed in writing by you by notice that conforms to this Section 15.5.

If to the Company or any other member of the Group, to:

Clipper Realty L.P.
4611 12th Avenue, Suite 1L
Brooklyn, New York 11219

Attention: Chief Executive Officer
Facsimile: (718) 438-1290

15.6	Consideration. This Letter is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Letter and intend this Letter to be legally binding.

15.7	Waiver and Exercise of Rights. Any provision of this Letter may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited by the provision waived. Except as this Letter otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Letter will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

15.8	Severability. Every term of this Letter is an independent and severable term. If any provision of this Letter is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Letter will not be affected.

15.9	Successors. You may not assign this Letter without the Company’s consent. Any attempt to effect any of the preceding in violation of this Section 15.9, whether voluntary or involuntary, will be void. The Company may assign this Letter to any of its affiliates or a successor of the Company, in which case the affiliate or successor, as applicable, will be treated for all purposes as the Company under this Letter. If you die and any amounts become payable under this Letter, we will pay those amounts to your estate.

Lawrence Kreider
August 3, 2015

15.10	Third Party Beneficiaries. This Letter will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. In addition, Parent shall be a third party beneficiary to all the rights of the Company set forth herein and may assert them as if it were the Company. This Letter does not confer any rights, remedies, obligations or liabilities to any entity or person other than you, the Company and Parent and your and the Company’s and Parent’s permitted successors and assigns, although this Letter will inure to the benefit of the Group.

15.11	Counterparts. This Letter may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

THIS CONTRACT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

A copy of this Letter is enclosed for your records. Please sign the acknowledgement below, and return this Letter to me. Please do not hesitate to contact me if you have any questions.

Yours sincerely,

Clipper Realty L.P.

/s/ David Bistricer
By:	David Bistricer
Title:	Co-Chairman and Chief Executive Officer

Acceptance

I acknowledge that I have read and understood this Letter. I accept the Position with Clipper Realty L.P., on the terms set out in this Letter and acknowledge that I have not relied on any representations other than those set out in this Letter.

Signed:

/s/ Lawrence Kreider
Name: Lawrence Kreider

Date: 8/1/15